Exhibit 99.1

 THE GYMBOREE CORPORATION REPORTS OCTOBER AND THIRD QUARTER SALES AND ANNOUNCES
                            SHARE REPURCHASE PROGRAM

    SAN FRANCISCO, Nov. 3 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from retail operations for the four-week period ended October 29, 2005 of $63.1 million, an increase of 23% compared to net sales from continuing retail operations of $51.3 million for the same four-week period last year. Comparable store sales for the four-week period increased 18% compared to a 3% increase in comparable store sales for the same period last year.

    Net sales from retail operations for the third fiscal quarter of 2005 were $174.5 million, an increase of 14% compared to net sales from continuing retail operations of $152.8 million for the same period last year. Comparable store sales for the third fiscal quarter increased 10% compared to the same period last year.

    The Company now expects earnings from continuing operations for the third fiscal quarter of 2005 to be in the range of $0.35 to $0.37 per diluted share. For the fourth fiscal quarter of 2005, the Company now expects earnings from continuing operations to be in the range of $0.37 to $0.39 per diluted share. For the full fiscal year 2005, the Company anticipates that its earnings per diluted share from continuing operations will be in the range of $0.77 to $0.81. Comparable store sales are expected to increase for the fourth quarter of fiscal 2005 in the range of low to mid single digits.

    Board Authorizes Share Repurchase
    The Company also announced that its Board of Directors has authorized the Company to utilize up to $55 million of the Company's cash reserves to purchase shares of the Company's outstanding common stock. Purchases will be made from time to time on the open market or in privately negotiated transactions. Depending on market conditions and other factors, purchases under this program may be commenced or suspended without prior notice at any time, or from time to time, through October 28, 2006. At current price levels, approximately 10% of the Company's outstanding shares could be repurchased under this program.

    Lisa Harper, Chairman and Chief Executive Officer, commented, "Repurchases of our common stock will provide additional value to our stockholders. The Board's action is a reflection of the Company's strong position and cash flow, which the Board believes is sufficient to support the Company strategies for continued growth of its businesses in addition to the share repurchases under this program."

    Management Presentations
    For more information about October sales, please listen to The Gymboree Corporation's monthly sales recording by calling the Company's Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, November 3 at 7:55 a.m. ET through Wednesday, November 9 at 11:59 p.m. PT.

    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 29, 2005, the Company operated a total of 663 stores: 574 Gymboree(R) retail stores (546 in the United States and 28 in Canada), 11 Gymboree Outlet retail stores, 62 Janie and Jack(R) retail shops and 16 Janeville(R) stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 522 franchised and company-operated centers in the United States and 24 other countries.

    Forward-Looking Statements
    The foregoing sales figures for the four-week period and quarter ended October 29, 2005, are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's share repurchase program, anticipated sales growth and cash flows and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, unanticipated costs actually incurred in connection with the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 29, 2005. These forward-looking statements reflect The Gymboree Corporation's expectations as of October 29, 2005. The Gymboree Corporation undertakes no obligation to update the information provided herein.

    NOTE: Gymboree, Janie and Jack and Janeville are registered trademarks of The Gymboree Corporation.

SOURCE  The Gymboree Corporation
    -0-                             11/03/2005
    /CONTACT: investors, Blair W. Lambert, +1-415-278-7933, or investor_relations@gymboree.com, or media, Kimberly Kim, +1-415-278-7472, or media_relations@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.gymboree.com /

-